                                                         EXHIBIT 12(a)(1)(xvii)

   A copy of this document, which comprises a prospectus relating to General Motors Corporation prepared in accordance with the rules made pursuant to section 156A of the Financial Services Act 1986 providing for the submission to and approval by the London Stock Exchange of a prospectus where no application for listing is made in respect of the securities to which the prospectus relates, has been delivered to the Registrar of Companies of England and Wales as required by section 149(1) of the Financial Services Act 1986.

   If you are in any doubt about the contents of this document you should consult a person authorised under the Financial Services Act 1986 who specialises in advising on the acquisition of shares and other securities.


                          General Motors Corporation

 (a company incorporated in the State of Delaware, USA with limited liability under the General Corporation Law of the State of Delaware, USA with SEC Commission Number 1-143, and having its registered office at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, its
     principal executive offices being at 300 Renaissance Center, Detroit,
                           Michigan, USA 48265-3000)


                               Offer to Exchange
                        Shares of Class H Common Stock
                                 for shares of
                         $1 2/3 Par Value Common Stock

-------------------------------------------------------------------------------

 THIS DOCUMENT IS ONLY FOR DISTRIBUTION TO HOLDERS OF $1 2/3 PAR VALUE COMMON STOCK OF GENERAL MOTORS CORPORATION RESIDENT IN THE UNITED KINGDOM. IT SHOULD
                     NOT BE PASSED ON TO ANY OTHER PERSON.

-------------------------------------------------------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 20, 2000

   The directors of General Motors Corporation (whose names appear on pp 1-5 under Additional Information in Part III) accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that this is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

                                   CONTENTS

I. Offering Circular-Prospectus prepared in connection with General Motors Corporation's offer to exchange shares of GM Class H common stock for shares of GM $1 2/3 par value common stock validly tendered at an exchange ratio to be determined by GM prior to the commencement of the exchange offer.

II. General Motors Corporation's Annual Report on Form 10-K relating to the year ended December 31, 1999 and financial information relating to the three year's ended December 31, 1998.

III. Additional Information required to be included in this prospectus pursuant to the rules made under s156A of the Financial Services Act 1986.

   IN CONNECTION WITH THIS EXCHANGE OFFER, IN ACCORDANCE WITH APPLICABLE LAW, MORGAN STANLEY INTERNATIONAL LIMITED, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILISE OR MAINTAIN THE MARKET PRICE OF THE CLASS H COMMON STOCK AT LEVELS WHICH MIGHT OTHERWISE NOT PREVAIL. SUCH STABILISING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Additional Information

   1. General Motors Corporation has its registered office at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA, its principal business address being 300 Renaissance Center, Detroit, Michigan, USA 48265-3000.

   2. The Board of Directors of General Motors Corporation on February 1, 2000 formally approved the making of the exchange offer to the holders of GM $1 2/3 par value common stock, and resolved that General Motors Corporation be authorized to issue shares of GM Class H common stock in the exchange offer in such numbers as may be determined to be appropriate, and that upon such issuance, such shares should be deemed validly issued, fully paid-up and non-assessable.

   3. Since December 31, 1999 there has been no significant change in the financial or trading position of General Motors Corporation and its consolidated subsidiaries.

   4. Directors of General Motors Corporation:

                                               Significant activities outside
 Name                Functions of Director       General Motors Corporation
 ----                ---------------------     ------------------------------
 Percy N. Barnevik   Public Policy Committee, Chairman, ABB Ltd., Chairman,
                     and Investment Funds     Investor AB; Chairman, Astra
                     Committee                Zeneca PLC, Chairman, Sandvik
                                              AB. Representative of the
                                              European Commission to the ASEM
                                              (Asia-Europe) Vision Group,
                                              Chairman of the EU Enlargement
                                              Work Group, Member of the World
                                              Economic Forum Foundation Board,
                                              European Round Table of
                                              Industrialists, the Advisory
                                              Board of the Council on Foreign
                                              Relations, the Center for
                                              Strategic and International
                                              Studies, The Business Council,
                                              Advisory Councils at the
                                              Graduate Business School of
                                              Stanford University, Wharton
                                              School of Business
                                              Administration, and Humboldt
                                              University (Berlin)

 John H. Bryan       Audit Committee, Capital Chairman and Chief Executive
                     Stock Committee,         Officer, Sara Lee Corporation,
                     Executive Committee,     Director, BP Amoco Corporation
                     Chairman of Executive    plc, Bank One Corporation, and
                     Compensation Committee   Goldman Sachs Group Inc., Member
                                              of The Business Roundtable and
                                              The Business Council,
                                              President's Committee on the
                                              Arts and Humanities; Chairman,
                                              National Trust Council of the
                                              National Trust for Historic
                                              Preservation; Member of the
                                              Board and past Chairman of
                                              Catalyst; Trustee of the
                                              University of Chicago and life
                                              Trustee of Rush-Presbyterian-St.
                                              Luke's Medical Center; Chairman
                                              of the Board of Trustees of the
                                              Art Institute of Chicago

 Thomas E. Everhart  Committee on Director    President Emeritus, California
                     Affairs, and Public      Institute of Technology,
                     Policy Committee         Director, Hughes Electronics
                                              Corporation, Saint-Gobain
                                              Company, Reveo Inc., Raytheon
                                              Corporation and Agilent
                                              Technologies; Member of the
                                              Board of Trustees of California
                                              Institute of Technology; Member
                                              of the Board of Directors of
                                              Electric Power Research
                                              Institute (EPRI) and the
                                              Corporation for National
                                              Research Initiatives (CNRI);
                                              Senior Scientific Advisor to the
                                              W.M. Keck Foundation; Member of
                                              National Academy of Engineering
                                              Council, Council on
                                              Competitiveness; Former Chairman
                                              of General Motors Science
                                              Advisory Committee, Member of
                                              the Harvard College Board of
                                              Overseers

                                               Significant activities outside
 Name                Functions of Director       General Motors Corporation
 ----                ---------------------     ------------------------------
 Charles T. Fisher,  Committee on Director    Retired Chairman and President,
  III                Affairs, Executive       NBD Bankcorp Inc and its
                     Compensation Committee,  principal subsidiary NBD Bank
                     Public Policy Committee  N.A., Honorary Director, Bank
                     and Chairman, Investment One Corporation; Trustee of
                     Funds Committee          Citizens Research Council of
                                              Michigan; Member, Finance
                                              Council of the Archdiocese of
                                              Detroit, Michigan Association of
                                              Certified Public Accountants and
                                              American Institute of Certified
                                              Public Accountants

 George M.C. Fisher  Committee on Director    Chairman (January 2000), Eastman
                     Affairs, Executive       Kodak Company, Director, AT&T
                     Compensation Committee   Corporation and Delta Air Lines
                     and Investment Funds     Inc.; Member of The Business
                     Committee                Council, and President's
                                              Advisory Committee for Trade
                                              Policy and Negotiations

 Nobuyuki Idei       Director                 President and Chief Executive
                                              Officer, Sony Corporation and
                                              Director, AB Electrolux

 Karen Katen         Audit Committee, Public  Executive Vice-President and
                     Policy Committee,        Corporate Senior Vice President,
                     Committee on Director    Pfizer Pharmaceuticals Group,
                     Affairs                  President U.S. Pharmaceuticals,
                                              Pfizer Inc. Director, Harris
                                              Corporation; Member of the
                                              International Council of J.P.
                                              Morgan & Co. Incorporated and
                                              the Pharmaceutical Research and
                                              Manufacturers Association of
                                              America, Member of the Board of
                                              National Pharmaceutical Council,
                                              Trustee of the University of
                                              Chicago and council member of
                                              the Graduate School of Business;
                                              Member of Board of the National
                                              Alliance for Hispanic Health,
                                              the American Bureau for Medical
                                              Advancement in China, the
                                              Columbia University School of
                                              Nursing Board of Visitors, the
                                              Women's Forum, Inc., the United
                                              Way Tri-State Catalyst, and
                                              National Board of Trustees of
                                              American Cancer Society
                                              Foundation

 J. Willard          Chairman, Committee on   Chairman and Chief Executive
  Marriott, Jr.      Director Affairs,        Officer, Marriott International
                     Executive Committee,     Inc., Director, Host Marriott
                     Executive Compensation   Corporation, Director of the
                     Committee and Investment Naval Academy Endowment Trust;
                     Funds Committee          Serves on Board of Trustees of
                                              the National Geographic Society
                                              and Board of Directors of
                                              Georgetown University; Member of
                                              the Executive Committee of the
                                              World Travel and Tourism Council
                                              and The Business Council

 Ann D. McLaughlin   Audit Committee, Capital Director, AMR Corporation and
                     Stock Committee,         its subsidiary, American
                     Executive Committee,     Airlines Inc., Fannie Mae,
                     Chairman, Public Policy  Harman International Industries,
                     Committee                Host Marriott Coporation, Donna
                                              Karan Inc., Kellogg Company,
                                              Nordstrom, Microsoft Corporation
                                              and Vulcan Materials Company;
                                              Chairman, the Aspen Institute
                                              Member of the Board of The
                                              Public Agenda Foundation, The
                                              Conservation Fund, Board of
                                              Overseers of the Wharton School
                                              of the University of
                                              Pennsylvania, Rand Corporation
                                              and Charles A. Dona Foundation

                                               Significant activities outside
 Name                Functions of Director       General Motors Corporation
 ----                ---------------------     ------------------------------
 Harry J. Pearce     Vice Chairman, General   Director, Hughes Electronics
                     Motors Corporation       Corporation, Marriott
                                              International, Inc., and MDU
                                              Resources Group, Inc.; Member,
                                              U.S. Air Force Academy's Board
                                              of Visitors, Northwestern
                                              University School of Law's Law
                                              Board; Trustee of Northwestern
                                              University and Howard
                                              University; Member of The
                                              Conference Board

 Eckhard Pfeiffer    Executive Committee,     Chairman, Intershop
                     Audit Committee,         Communications AG/Inc.,
                     Chairman of Capital      Chairman, ricardo.de AG;
                     Stock Committee          Director, Bell Atlantic
                                              Corporation and Hughes
                                              Electronic Corporation; Serves
                                              on Advisory Board of Deutsche
                                              Bank; Member of the Board of
                                              Trustees, Southern Methodist
                                              University and Executive Board
                                              of the Cox School of Business-
                                              Southern Methodist University

 John G. Smale       Audit Committee, Capital Retired Chairman and Chief
                     Stock Committee,         Executive Officer, The Proctor &
                     Committee on Director    Gamble Company; Director, Hughes
                     Affairs, Executive       Electronics Corporation, Rand
                     Committee, Chairman of   McNally and Florida Keys Land
                     Executive Compensation   and Sea Trust
                     Committee, Investment
                     Funds Committee and
                     Public Policy Committee

 John F. Smith, Jr.  Chairman and Chief       Director, Hughes Electronics
                     Executive Officer,       Corporation and The Procter &
                     General Motors           Gamble Company; Co-Chairman of
                     Corporation, Investment  The Business Roundtable and
                     Funds Committee          member of The Business Council,
                                              U.S.-Japan Business Council,
                                              Chairman of Catalyst, Member of
                                              the Chancellor's Executive
                                              Committee of the University of
                                              Massachusetts; Board of
                                              Trustees, Boston University,
                                              Board of The Nature Conservancy

 Louis W. Sullivan,  Audit Committee, Public  Director, Georgia Pacific, 3M
  M.D.               Policy Committee         Corporation, Household
                                              International Inc.; CIGNA
                                              Corporation, Bristol-Myers
                                              Squibb Company, and Equifax
                                              Corporation; President,
                                              Morehouse School of Medicine;
                                              United Way of America, Boy
                                              Scouts of America, Little League
                                              Foundation, and Board of
                                              Visitors, University of
                                              California School of Medicine at
                                              Davis

 G. Richard Wagoner, President and Chief      Chairman of the Board of
  Jr.                Operating Officer,       Visitors for Duke University's
                     General Motors           Fuqua School of Business;
                     Corporation, Chair of GM Chairman of the Society of
                     Automatic Strategy Board Automotive Engineers (SAE)
                                              VISION 2000 Executive Committee;
                                              Member, Board of Trustees for
                                              Detroit Country Day School

                                               Significant activities outside
 Name                Functions of Director       General Motors Corporation
 ----                ---------------------     ------------------------------
 Dennis Weatherstone Chairman, Audit          Retired Chairman, J.P. Morgan &
                     Committee, Capital Stock Co., Inc, Member of J.P. Morgan
                     Committee, Executive     & Co., Inc. International
                     Committee, Executive     Council and The Business
                     Compensation Committee   Council; Director, Air Liquide
                                              and Merck & Co., Inc.; President
                                              and Trustee of the Royal College
                                              of Surgeons Foundation, Inc.,
                                              New York; Trustee of the Alfred
                                              P. Sloan Foundation; Independent
                                              member of the Board of Banking
                                              Supervision of the Financial
                                              Services Authority, London;
                                              Director of the Institute for
                                              International Economics

   The business address for each of the Directors of General Motors Corporation is 300 Renaissance Center, Detroit, Michigan 48265-3000, USA.

   5. Deloitte & Touche LLP of Detroit, Michigan, USA have audited the annual accounts of General Motors Corporation without qualification for the three financial years ended December 31, 1999.

   6. The nature of the business of General Motors Corporation and the objects and purposes proposed to be transacted, promoted, or carried on by it are set out in Article Third of its Restated Certificate of Incorporation, as amended, and are as follows:

     (a) to manufacture, buy, sell and deal in automobiles, trucks, cars, boats, flying machines and other vehicles, their parts and accessories, and kindred articles, and generally to conduct an automobile business in all its branches;

     (b) to purchase or otherwise acquire, lease, assign, mortgage, pledge or otherwise dispose of any trade names, trade marks, concessions, inventions, formulae, improvements, processes of any nature whatsoever, copyrights, and letters patent of the United States and of foreign countries, and to accept and grant licenses thereunder;

     (c) to subscribe or cause to be subscribed for, and to purchase or otherwise acquire, hold for investment, sell, assign, transfer, mortgage, pledge, exchange, distribute or otherwise dispose of the whole or any part of the shares of the capital stock, bonds coupons, mortgages, deeds of trust, debentures, securities, obligations, notes and other evidences of indebtedness of any corporation, stock company or association, now or hereafter existing, and whether created by or under the laws of the State of Delaware, or otherwise; and while owners of any of said shares of capital stock or bonds or other property to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person for that purpose from time to time to the same extent as natural persons might or could do;

     (d) to purchase, hold, sell and reissue the shares of its own capital stock;

     (e) to buy, lease, or otherwise acquire, so far as may be permitted by law, the whole or any part of the business, good-will, and assets of any person, firm, association or corporation (either foreign or domestic) engaged in a business of the same general character as that for which General Motors Corporation is organized;

     (f) to endorse, guarantee and secure the payment and satisfaction of bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations and evidences of indebtedness, and also to guarantee and secure the payment or satisfaction of interest on obligations and of dividends on shares of the capital stock of other corporations; also to assume the whole or any part of the liabilities, existing or prospective, of any person, corporation, firm or association; and to aid in any manner any other person or corporation with which it has business dealings, or whose stocks, bonds, or other obligations are held or are in any manner guaranteed by General Motors Corporation, and to do any other acts and things for the preservation, protection, improvement, or enhancement of the value of such stocks, bonds, or other obligations;

     (g) to engage in any other manufacturing or mercantile business of any kind or character whatsoever, and to that end to acquire, hold, own and dispose of any and all property, assets, stocks, bonds and rights of any and every kind;

     (h) without in any particular way limiting any of the objects and powers of General Motors Corporation, it is hereby expressly declared and provided that General Motors Corporation shall have power to do all things herein before enumerated, and also to issue or exchange stocks, bonds, and other obligations in payment for property purchased or acquired by it, or for any other object in or about its business; to borrow money without limit; to mortgage or pledge its franchises, real or personal property, income and profits accruing to it, any stocks, bonds or other obligations, or any property which may be acquired by it, and to secure any bonds or other obligations by it issued or incurred; and

     (i) to carry on any business whatsoever which General Motors Corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated, directly or indirectly, to promote the interests of General Motors Corporation or to enhance the value of its property; to conduct its business in this State, in other States, and in foreign countries; and to hold, purchase, mortgage and convey real and personal property, either in or out of the State of Delaware, and to have and to exercise all the powers conferred by the laws of Delaware upon corporations formed under the act pursuant to and under which General Motors Corporation is formed.

   7. The following table presents changes in capital stock for the period from January 1, 1997 to December 31, 1999 (in millions):

                                                Common Stocks
                                     ----------------------------------------
                                                                                Total
                         Preference   $1 2/3                                   Capital   Capital
                         Stocks(/1/) par value      Class H(/2/) Class H(/3/) Stock(/5/) Surplus
                         ----------- ---------      ------------ ------------ ---------- -------
Balance at January 1,
 1997...................    $  1      $1,261            $--           $10       $1,272   $19,189
  Shares
   reacquired(/6/)......     --         (122)            --           --          (122)   (4,243)
  Shares issued(/7/)....     --           17             --           --            17       619
  Recapitalization of
   Class H Common Stock.     --          --               10          (10)         --       (196)
                            ----      ------            ----        -----       ------   -------
Balance at December 31,
 1997...................       1       1,156              10          --         1,167    15,369
  Shares
   reacquired(/6/)......     --          (75)            --           --           (75)   (3,105)
  Shares issued(/7/)....     --           11               1          --            12       397
                            ----      ------            ----        -----       ------   -------
Balance at December 31,
 1998...................       1       1,092              11          --         1,104    12,661
  Shares
   reacquired(/6/)......      (1)        (75)(/4/)       --           --           (76)   (3,794)
  Shares issued(/7/)....     --           16               3          --            19     3,588
  Delphi initial public
   offering.............     --          --              --           --           --      1,244
  Delphi spin-off.......     --          --              --           --           --         95
                            ----      ------            ----        -----       ------   -------
Balance at December 31,
 1999...................    $--       $1,033            $ 14        $ --        $1,047   $13,794
                            ====      ======            ====        =====       ======   =======

--------
(1) The following describes the Corporation's preference stocks (in millions except par value, stated value, and per share amounts):
    --Preference Stock, $0.10 par value (authorized 100 shares):
    --Series B 9 1/8% Preference Stock, represented by Series B 9 1/8%
      Depositary Shares, liquidation preference $100 per share.
    --Series D 7.92% Preference Stock, represented by Series D 7.92% Depositary
      Shares in which the stated value is $25 per share, redeemable at Corporation option on or after August 1, 1999; outstanding at December 31, 1999, one Series D 7.92% Depositary Share is equivalent to one-fourth of a share of Series D 7.92% Preference Stock (see Note 17 to the GM consolidated financial statements).
    --Series G 9.12% Preference Stock, represented by Series G 9.12% Depositary
      Shares in which the stated value is $25 per share, redeemable at Corporation option on or after January 1, 2001; outstanding at

      December 31, 1999, one Series G 9.12% Depositary Share is equivalent to one-fourth of a share of Series G 9.12% Preference Stock (see Note 17 to the GM consolidated financial statements).
    --Series H 6.25% Automatically Convertible Preference Stock, stated value
      $561.875 per share, automatically convertible into GM Class H common stock on June 24, 2002.
(2) Subsequent to its recapitalization on December 17, 1997.
(3) Prior to its recapitalization on December 17, 1997.
(4) Includes approximately 8.5 million shares repurchased using a forward contract GM entered into as of December 31, 1999. (See Note 19 to the GM consolidated financial statements).
(5) All shares are fully paid-in as of December 31, 1999.
(6) Shares are reacquired for retirement and for use for certain employee benefit plans. The following represents a summary of shares reacquired in each period. Please note that average price per share is not a weighted average cost, but only a calculation based on the rounded amounts contained herein.

    In 1999, Depositary Shares representing GM's Series B 9 1/8% Preference Stock were redeemed and retired for approximately $501 million. There is currently no outstanding Series B 9 1/8% Preference Stock. In addition, GM used $2.6 billion to acquire approximately 36 million shares of GM $1 2/3 par value common stock for retirement (average price of $72.22 per share), and $727 million to repurchase approximately 9 million shares of GM $1 2/3 par value common stock (average price of $80.78 per share) and $13 million to repurchase approximately 0.3 million shares of GM Class H common stock (average price of $43.33 per share) for certain employee benefit plans.

    In 1998, GM used $2.6 billion to acquire approximately 38 million shares of GM $1 2/3 par value common stock for retirement (average price of $68.42 per share), and $427 million to repurchase approximately 7 million shares of GM $1 2/3 par value common stock (average price of $61.00 per share) for certain employee benefit plans.

    In 1997, GM used $3.8 billion to acquire approximately 64 million shares of GM $1 2/3 par value common stock for retirement (average price of $59.38 per share), and $600 million to repurchase approximately 9 million shares of GM $1 2/3 par value common stock (average price of $66.67 per share) for certain employee benefit plans.

(7) Shares are issued (or registered) for stock options or stock awards granted pursuant to certain employee benefit plans. In addition, in 1999, as part of a strategic alliance with Hughes, AOL invested $1.5 billion in return for approximately 2.7 million shares of GM Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share. As a result of the 1999 Hughes acquisitions of Primestar's direct-to-home business and USSB, 4.9 million shares (based on an average price of $47.87 per share) and 22.6 million shares (average price of approx. $57.00 per share) of GM Class H common stock were issued, respectively.

   8. So far as is known to the General Motors Corporation there is no person (whether an individual, a corporate entity or otherwise) interested directly or indirectly in 3% or more of the capital of General Motors Corporation other than Fiat S.p.A. which is interested in approximately 5.1% of GM $1 2/3 par value common stock, pursuant to an agreement which is subject to certain conditions, including approvals of competition authorities in the United States and European Union.

   9. The net turnover of General Motors Corporation during the last three financial years has been influenced by the following transactions:

    A. Restructuring of Hughes Electronics Corporation:

       On December 17, 1997, GM completed a series of transactions designed to address strategic challenges facing its Hughes Electronics
    Corporation subsidiary's predecessor, also known as Hughes Electronics Corporation, and its three principal businesses. These transactions included:

      . The tax-free spin-off of its defense electronics business, approximately 41.3% to holders of GM $1 2/3 par value common stock, and approximately 58.7% to holders of GM Class H common stock, $0.10 par value. Immediately after the spin-off, this business merged with Raytheon Company.

      . The transfer of Delco Electronics Corporation, its automotive electronics business, to GM's Delphi Automotive Business sector which is now a separate corporation known as Delphi Automotive Systems Corporation. As a result of this transaction, the approximately 25.6% tracking stock interest in this business which was previously held by Class H common stockholders was effectively allocated to GM $1 2/3 par value common stockholders.

      . The recapitalization of GM Class H common stock into a new tracking stock of the same name that is related to Hughes' current business.

    B. Separation and Subsequent Spin-Off of Delphi Automotive Systems Corporation from General Motors Corporation:

       Pursuant to the terms of a Master Separation Agreement and certain Ancillary Agreements related thereto dated December 22, 1998, on January 1, 1999 General Motors transferred substantially all of the assets and liabilities related to its automotive parts supplier business sector known as the Delphi Automotive Business sector to a newly created, wholly-owned subsidiary of General Motors named Delphi Automotive Systems Corporation, a Delaware corporation ("Delphi"). On February 4, 1999, Delphi sold approximately 17.7% of its common stock to the public in an initial public offering, after which time GM owned approximately 82.3% of the common stock of Delphi. Finally, on May 28, 1999, General Motors contributed a small portion of its shares of Delphi to an employee benefit plan for the benefit of GM retired hourly employees and effected a tax-free distribution of all of its remaining shares of Delphi to the holders of GM $1 2/3 par value common stock, thereby relinquishing all of GM's ownership interest in Delphi.

   10. The subsidiaries in which General Motors Corporation's interest in each such subsidiary's capital exceeds 10% of General Motors Corporation consolidated net profit, and which have a significant effect on the assessment of General Motors Corporation's own assets and liabilities and financial position are:

  General Motors Acceptance Corporation   Hughes Electronics Corporation
  1209 Orange Street                      1209 Orange Street
  City of Wilmington                      City of Wilmington
  County of New Castle                    County of New Castle
  Delaware 19801                          Delaware 19801
  USA                                     USA

   Both General Motors Acceptance Corporation and Hughes Electronics Corporation are wholly owned subsidiaries of General Motors Corporation.

   The subsidiaries which are important for the purposes of assessing the overall assets, liabilities, financial position and profits and losses of General Motors Corporation are General Motors Acceptance Corporation and Hughes Electronics Corporation.

                    CERTAIN UNITED KINGDOM TAX CONSEQUENCES

   11. The following is a summary of certain United Kingdom tax consequences relating to the exchange offer for persons that are U.K. Holders (as defined below). The summary is based on the law and practice in effect on the date hereof, which may be subject to change. U.K. Holders are urged to consult their tax advisors as to the particular tax consequences to them of the exchange offer.

   As used herein, a "U.K. Holder" is a person who (i) is resident and, in the case of an individual, ordinarily resident and domiciled in the United Kingdom for tax purposes, (ii) beneficially owns the $1 2/3 par value common stock as an investor and not as a dealer in securities or other person with special tax status and (iii) is entitled to the benefits of the Double Taxation Convention between the U.K. and the USA (the "Convention").

   Consequences of Exchange Offer. For U.K. tax purposes, the exchange of GM $1 2/3 par value common stock for Class H common stock pursuant to the exchange offer will not be treated as a disposal by the U.K. Holders who participate in the exchange offer. Instead, the GM Class H common stock received will be treated as the same asset acquired as the GM $1 2/3 par value common stock. The GM Class H common stock will, therefore, be treated as acquired at the same time as the GM $1 2/3 par value common stock. Where any fractional entitlement to GM Class H common stock is satisfied in cash, U.K. Holders should not be treated as making a part disposal for capital gains tax purposes (where the amount of cash received does not exceed either of 5% of the value of the GM Class H common stock received on exchange or (Pounds)3,000 (whether or not that exceeds 5%)).

   Consequences of Receiving Dividends on GM Class H Common Stock. The gross amount of any dividends distributed with respect to the GM Class H common stock (including amounts withheld in respect of U.S. tax) generally will be subject to U.K. taxation. Subject to generally applicable limitations, U.S. tax withheld from the dividend will constitute foreign income tax that is eligible for credit against a U.K. Holder's U.K. tax liability. Under the Convention, U.S. withholding tax will be no more than 15%.

   United Kingdom paying agents. If any dividend payable on the GM Class H common stock is entrusted to any person in the U.K. for payment or distribution (a "paying agent"), the paying agent will be obliged by law to withhold on account of U.K. income tax at the lower rate, currently 20%, (but may generally withhold at the rate of 10% which rate is anticipated to become law under currently proposed legislation), except that the paying agent will not be required to so withhold under certain conditions, including the following:

     (1) the GM Class H common stock is held in a recognised clearing system;
  and

       (a) payment is made direct to the recognised clearing system; or

       (b) payment is made to, or at the direction of, a depositary for the recognised clearing system and the paying agent has obtained a valid declaration from a depositary for the recognised clearing system; or

     (2) the paying agent has obtained a notice from the Inland Revenue instructing the paying agent to pay the dividend with no tax deducted; or

     (3) the person who is beneficially entitled to the dividend and is the beneficial owner of the GM Class H common stock is not resident in the United Kingdom; and

       (a) the paying agent obtains a valid declaration from the said person on the occasion of each payment; or

       (b) the paying agent obtains on the occasion of each payment a valid declaration from another person who holds the GM Class H common stock for the non-resident person and who is entitled to arrange for the dividends to be paid with no U.K. tax deducted; or

     (4) the person entitled to the dividends is eligible for certain reliefs, for example, a United Kingdom charity or United Kingdom approved pension fund, and completes an appropriate declaration where required.

   United Kingdom collecting agents. A person in the United Kingdom (a "collecting agent") who in the course of a trade or professions either (a) acts as custodian of the GM Class H common stock and receives dividends on the GM Class H common stock or directs that the dividends be paid to another person or consents to such payment; or (b) collects or secures payment of or receives dividends for a U.K. Holder (except by means solely of clearing a cheque or arranging for the clearing of a cheque); or (c) otherwise acts in the course of a trade or profession for another person in arranging to collect or secure payment of dividends on the GM Class H common stock, the collecting agent will be obliged by law to withhold on account of U.K. income tax at the lower rate, currently 20%, (but may generally withhold at the rate of 10% which rate is anticipated to become law under currently proposed legislation), subject to certain exceptions, including the following:

     (1) the GM Class H common stock are held in a recognised clearing system and either:

       (a) the collecting agent pays or accounts for the dividends directly or indirectly to the recognized clearing system and where such payment or account is made to, or at the direction of, a depositary for the recognised clearing system, the collecting agent holds a valid declaration from the depositary; or

       (b) the collecting agent is acting as depositary for the recognised clearing system in respect of the GM Class H common stock; or

     (2) the collecting agent has obtained a notice from the Inland Revenue instructing the paying agent to pay the dividend with no tax deducted; or

     (3) the person who is beneficially entitled to the dividends and is the beneficial owner of the GM Class H common stock is not resident in the United Kingdom; and

       (a) the collecting agent obtains a valid declaration from the said person on the occasion of each payment; or

       (b) the collecting agent obtains on the occasion of each payment a valid declaration from another person who holds the GM Class H common stock for the non-resident person and who is entitled to arrange for the dividends to be paid with no U.K. tax deducted; or

     (4) the person entitled to the dividends is eligible for certain reliefs, for example, a United Kingdom charity or United Kingdom approved pension fund, and completes an appropriate declaration where required.

   In the case of each of the above exceptions to withholding, further administrative conditions may have to be satisfied for the relevant exception to be available.

   Consequences of Sales or Other Dispositions of GM Class H Common Stock. Any subsequent disposal of the GM Class H common stock may give rise to a gain or loss for the purposes of U.K. taxation of capital gains. U.K. Holders who are U.K. companies may incur a liability to U.K. corporation tax on chargeable gains (after taking account of indexation). U.K. Holders who are individuals may incur a liability to capital gains tax, subject to the availability of taper relief and other reliefs. Where, in satisfaction of a fractional entitlement to GM Class H common stock, cash is received, such amount of cash should be deducted from any expenditure allowable as a deduction in computing a gain or loss on a disposal of the GM Class H common stock.

                         U.S. WITHHOLDING TAX POSITION

   In the event that any payment made by General Motors Corporation or any paying agent is subject to withholding of United States federal income tax (as a result of a change in law or otherwise), General Motors Corporation will not pay additional amounts to holders of GM Class H common stockholders. Holders of GM Class H common stock should refer to "Income Tax Consequences--Material U.S. Federal Income Tax Consequences--U.S. Federal Income Tax Consequences for Non-U.S. Persons" in Part I.

   12. No director of General Motors Corporation has had any interest whatsoever in any transaction carried out by General Motors Corporation unusual in its nature or conditions or significant to the business of General Motors Group and which transaction was effected by General Motors Corporation during the current or immediately preceding financial year or during an earlier year and remains in any respect outstanding or underperformed.

   13. The total aggregate of the remuneration paid, and benefits in kind granted to, the directors of General Motors Corporation during the financial year ending December 31, 1999 is $44,817,412.00.

   14. The beneficial ownership of all classes of common stock of General Motors Corporation for each Director of General Motors Corporation is shown in the following table. All information is as of December 31, 1999.

   NOTE: All shares are directly held unless otherwise noted. Reports are for share holdings as of December 31, 1999. Calculations are based on Forms 5 (for non-employee directors) and 4 (for employee directors) filed by directors with the United States Securities and Exchange Commission.

             Amount of $1 2/3 Par Value Common  Amount of Class H Common Stock
Director                 Stock Held             Held
--------     ---------------------------------  ------------------------------
Percy N.     10,000                             0
 Barnevik

John H.      7,000                              0
 Bryan

Thomas E.    400                                0
 Everhart

Charles T.   1,200--Shares held in Reporting    58--Shares held in Reporting
 Fisher,     Person's Trust U/A DTD 3/24/88.    Person's Trust U/A DTD 3/24/88.
 III         500--Reporting Person serving as
             Trustee of Sarah W. Fisher Trust
             for Mary Elizabeth Fisher.
             Beneficial ownership of
             securities held in this Trust so
             expressly disclaimed.
             1,144--Reporting Person owns 1/7
             remainderman interest in the
             Walter O. Briggs 1932 Trust D.
             544--Reporting Person owns a 1/7
             remainderman interest in the
             Walter O. Briggs Trust under Will
             for Elizabeth B. Fisher.

George M.    5,000                              0
 C. Fisher

Karen Katen  2,000                              0

J. Willard   1,000                              0
 Marriot,
 Jr.

Ann D.       2,240                              0
 McLaughlin
             191--Shares owned pursuant to
             Rule 16b-3 exempt General Motors
             Dividend Reinvestment Plan.
             Amounts shown as of December 31,
             1999. Bank of Boston, Trustee.

Harry J.     44,377--Shares held in General     39,328--Directly Held which
 Pearce      Motors Dividend Reinvestment Plan  include 12,109 shares which are
             as of 12/31/99. Bank of Boston,    subject to forfeiture under
             Trustee.                           certain conditions pursuant to
             33,777--Directly Held which        Rule 16b-3 qualified General
             include 26,803 shares which are    Motors Performance Achievement
             subject to forfeiture under        Plan.
             certain conditions pursuant to     12,879--Indirectly Held in trust
             Rule 16b-3 qualified General       under General Motors Savings-
             Motors Performance Achievement     Stock Purchase Program as of
             Plan.                              12/31/99. State Street Bank &
             2,976--Indirectly Held in trust    Trust Co., Trustee. Shares owned
             under General Motors Savings-      pursuant to Rule 16b-3 exempt
             Stock Purchase Program as of       employee savings plan.
             12/31/99. State Street Bank &
             Trust Co., Trustee. Shares owned
             pursuant to Rule 16b-3 exempt
             employee savings plan.

               Amount of $1 2/3 Par Value Common  Amount of Class H Common Stock
Director                   Stock Held             Held
--------       ---------------------------------  ------------------------------
Eckhard        6,000                              0
 Pfeiffer

John G. Smale  16,000--By Trust, John Smale,      200--By Trust, John Smale,
               Trustee.                           Trustee.

John F.        250,694--Directly Held which       38,234--Directly Held which
 Smith, Jr.    include 64,280 shares which are    include 15,494 shares which are
               subject to forfeiture under        subject to forfeiture under
               certain conditions pursuant to     certain conditions pursuant to
               Rule 16b-3 qualified General       Rule 16b-3 qualified General
               Motors Performance Achievement     Motors Performance Achievement
               Plan                               Plan.
               6,437--Indirectly Held in trust    7,306--Indirectly Held in trust
               under General Motors Savings-      under General Motors Savings-
               Stock Purchase Program as of       Stock Purchase Program as of
               12/31/99. State Street Bank &      12/31/99. State Street Bank &
               Trust Co., Trustee. Shares owned   Trust Co., Trustee. Shares owned
               pursuant to Rule 16b-3 exempt      pursuant to Rule 16b-3 exempt
               employee savings plan.             employee savings plan.

Louis W.       100                                0
 Sullivan,
 M.D.

Richard G.     95,640--Directly Held which        21,636--Directly Held which
 Wagoner, Jr.  include 29,427 shares which are    include 9,312 shares which are
               subject to forfeiture under        subject to forfeiture under
               certain conditions pursuant to     certain conditions pursuant to
               Rule 16b-3 qualified General       Rule 16b-3 qualified General
               Motors Performance Achievement     Motors Performance Achievement
               Plan                               Plan
               2,565--Indirectly Held in trust    297--Indirectly Held in trust
               under General Motors Savings-      under General Motors Savings-
               Stock Purchase Program as of       Stock Purchase Program as of
               12/31/99. State Street Bank &      12/31/99. State Street Bank &
               Trust Co., Trustee. Shares owned   Trust Co., Trustee. Shares owned
               pursuant to Rule 16b-3 exempt      pursuant to Rule 16b-3 exempt
               employee savings plan.             employee savings plan.

Dennis         6,000                              0
 Weatherstone


[deliberately
 left blank]

   The interests of each director of General Motor Corporation in the capital of General Motors Corporation as represented by stock options are set out in the tables below:

                             Non-Employee Directors
                                 Stock Options

                              Total
                               GM     Total            Balance
                             $1 2/3   GM H   GM $1 2/3   GM      GM H    Balance
                             Options Options  Shares   $1 2/3    Shares    GM H
                             Granted Granted Exercised Shares  Exercised Shares
                             ------- ------- --------- ------- --------- -------
P. Barnevik.................      0       0       0         0       0         0
J.H. Bryan..................  5,908     412       0     5,908       0       412
T.E. Everhart...............  2,395     140       0     2,395       0       140
C.T. Fisher, III............  3,597     140       0     3,597       0       140
G.M.C. Fisher...............  5,908     412       0     5,908       0       412
N. Idei.....................      0       0       0         0       0         0
K. Katan....................  2,311     272       0     2,311       0       272
J.W. Marriott...............      0       0       0         0       0         0
A.D. McLaughlin.............  2,295     140       0     2,295       0       140
E. Pfeiffer.................  4,606     412       0     4,606       0       412
J.G. Smale..................  3,597     140       0     3,597       0       140
L.W. Sullivan...............  2,295     140       0     2,295       0       140
D. Weatherstone.............      0       0       0         0       0         0
                             ------   -----     ---    ------     ---     -----
    TOTALS.................. 32,912   2,208       0    32,912       0     2,208
                             ======   =====     ===    ======     ===     =====

                       Summary of Incentive Compensation
                                 Stock Options

John F. Smith, Jr.

                                                                          Exercisable
                              Shares  Shares to be          Option   ---------------------
         Grant Date           Granted  Exercised   Class   Price ($)    From     Through
         ----------           ------- ------------ -----   --------- ---------- ----------
01-10-1994                     59,155     77,147    COM/1/   45.30   01-10-1995 01-11-2004
                               59,155     77,144    COM      45.30   01-10-1996 01-11-2004
01-09-1995                     48,844     63,700    COM      33.17   01-09-1996 01-10-2005
                               48,844     63,697    COM      33.17   01-09-1997 01-10-2005
                               50,000     65,204    COM      33.17   01-09-1998 01-10-2005
02-05-1996                        956      1,246    COM      40.07   02-05-1997 02-04-2006
                                  956      1,246    COM      40.07   02-05-1998 02-04-2006
                               65,710     85,696    COM      40.07   02-05-1997 02-04-2006
                               65,710     85,692    COM      40.07   02-05-1998 02-06-2006
                               66,668     86,941    COM      40.07   02-05-1999 02-06-2006
02-03-1997                        572        745    COM      44.73   02-03-1998 02-02-2007
                                  571        744    COM      44.73   02-03-1999 02-02-2007
                                  571        744    COM      44.73   02-03-2000 02-02-2007
                               91,096    118,802    COM      44.73   02-03-1998 02-04-2007
                               91,095    118,797    COM      44.73   02-03-1999 02-04-2007
                               91,095    118,797    COM      44.73   02-03-2000 02-04-2007
01-12-1998                        595        715    COM      46.59   01-12-1999 01-11-2008
                                  595        715    COM      46.59   01-12-2000 01-11-2008
                                  595        715    COM      46.59   01-12-2001 01-11-2008
                               99,405    119,487    COM      46.59   01-12-1999 01-13-2008
                               99,405    119,484    COM      46.59   01-12-2000 01-13-2008
                               99,405    119,484    COM      46.59   01-12-2001 01-13-2008
01-11-1999                        389        467    COM      71.53   01-11-2000 01-10-2009
                                  387        465    COM      71.53   01-11-2001 01-10-2009
                                  387        465    COM      71.53   01-11-2002 01-10-2009
                              116,279    139,769    COM      71.53   01-11-2000 01-12-2009
                              116,279    139,767    COM      71.53   01-11-2001 01-12-2009
                              116,279    139,767    COM      71.53   01-11-2002 01-12-2009
01-10-2000                        442        442    COM      75.50   01-10-2001 01-09-2010
                                  441        441    COM      75.50   01-10-2002 01-09-2010
                                  441        441    COM      75.50   01-10-2003 01-09-2010
                              132,892    132,892    COM      75.50   01-10-2001 01-11-2010
                              132,892    132,892    COM      75.50   01-10-2002 01-11-2010
                              132,892    132,892    COM      75.50   01-10-2003 01-11-2010

Total Shares to be Exercised           2,147,642    COM
                                       =========

Harry J. Pearce

                                                        Exercisable
            Shares  Shares to be          Option   ---------------------
Grant Date  Granted  Exercised   Class   Price ($)    From     Through
----------  ------- ------------ -----   --------- ---------- ----------
0-10-1994      845      1,101     COM/1/   45.30   01-10-1995 01-09-2004
               845      1,101     COM      45.30   01-10-1996 01-09-2004
            11,655     15,200     COM      45.30   01-10-1995 01-11-2004
            11,655     15,199     COM      45.30   01-10-1996 01-11-2004
             4,675      6,125     COM      30.15   01-10-1995 01-11-2004
             4,675      6,124     COM      30.15   01-10-1996 01-11-2004
             4,675      8,094       H/2/   22.82   01-10-1995 01-11-2004
             4,675      8,094       H      22.82   01-10-1996 01-11-2004
01-09-1995   1,156      1,507     COM      33.17   01-09-1996 01-08-2005
             1,156      1,507     COM      33.17   01-09-1997 01-08-2005
            12,177     15,883     COM      33.17   01-09-1996 01-10-2005
            12,177     15,879     COM      33.17   01-09-1997 01-10-2005
            13,334     17,388     COM      33.17   01-09-1998 01-10-2005
             4,167      7,215       H      20.01   01-09-1996 01-10-2005
             4,166      7,213       H      20.01   01-09-1997 01-10-2005
             4,166      7,213       H      20.01   01-09-1998 01-10-2005
02-05-1996     956      1,246     COM      40.07   02-05-1997 02-04-2006
               956      1,246     COM      40.07   02-05-1998 02-04-2006
            32,811     42,791     COM      40.07   02-05-1997 02-06-2006
            32,811     42,788     COM      40.07   02-05-1998 02-06-2006
            33,766     44,034     COM      40.07   02-05-1999 02-06-2006
             5,234      6,859     COM      42.99   02-05-1997 02-06-2006
             5,234      6,857     COM      42.99   02-05-1998 02-06-2006
             5,233      6,855     COM      42.99   02-05-1999 02-06-2006
             5,233      9,061       H      32.53   02-05-1997 02-06-2006
             5,233      9,060       H      32.53   02-05-1998 02-06-2006
             5,233      9,060       H      32.53   02-05-1999 02-06-2006
02-03-1997     572        745     COM      44.73   02-03-1998 02-02-2007
               571        744     COM      44.73   02-03-1999 02-02-2007
               571        744     COM      44.73   02-03-2000 02-02-2007
            26,930     35,123     COM      44.73   02-03-1998 02-04-2007
            26,928     35,116     COM      44.73   02-03-1999 02-04-2007
            26,928     35,116     COM      44.73   02-03-2000 02-04-2007
             4,384      5,746     COM      46.48   02-03-1998 02-04-2007
             4,383      5,741     COM      46.48   02-03-1999 02-04-2007
             4,383      5,741     COM      46.48   02-03-2000 02-04-2007
             4,384      7,592       H      35.17   02-03-1999 02-04-2007
             4,383      7,588       H      35.17   02-03-1999 02-04-2007
             4,383      7,588       H      35.17   02-03-2000 02-04-2007
01-12-1998     595        715     COM      46.59   01-12-1999 01-11-2008
               595        715     COM      46.59   01-12-2000 01-11-2008
               595        715     COM      46.59   01-12-2001 01-11-2008
            30,655     36,848     COM      46.59   01-12-1999 01-13-2008
            30,655     36,847     COM      46.59   01-12-2000 01-13-2008
            30,655     36,847     COM      46.59   01-12-2001 01-13-2008
            18,033     18,033       H      32.35   01-12-1999 01-13-2008
            18,031     18,031       H      32.35   01-12-2000 01-13-2008
            18,031     18,031       H      32.35   01-12-2001 01-13-2008

                                                                        Exercisable
                              Shares  Shares to be        Option   ---------------------
         Grant Date           Granted  Exercised   Class Price ($)    From     Through
         ----------           ------- ------------ ----- --------- ---------- ----------
01-11-1999                       389        467     COM    71.53   01-11-2000 01-10-2009
                                 387        465     COM    71.53   01-11-2001 01-10-2009
                                 387        465     COM    71.53   01-11-2002 01-10-2009
                              43,363     52,123     COM    71.53   01-11-2000 01-12-2009
                              43,362     52,121     COM    71.53   01-11-2001 01-12-2009
                              43,362     52,121     COM    71.53   01-11-2002 01-12-2009
                              29,009     29,009       H    43.22   01-11-2000 01-12-2009
                              29,008     29,008       H    43.22   01-11-2001 01-12-2009
                              29,008     29,008       H    43.22   01-11-2002 01-12-2009
01-10-2000                       442        442     COM    75.50   01-10-2001 01-09-2010
                                 441        441     COM    75.50   01-10-2002 01-09-2010
                                 441        441     COM    75.50   01-10-2003 01-09-2010
                              49,560     49,560     COM    75.50   01-10-2001 01-11-2010
                              49,558     49,558     COM    75.50   01-10-2002 01-11-2010
                              49,558     49,558     COM    75.50   01-10-2003 01-11-2010
                              11,137     11,137       H   103.32   01-10-2001 01-11-2010
                              11,136     11,136       H   103.32   01-10-2002 01-11-2010
                              11,136     11,136       H   103.32   01-10-2003 01-11-2010

Total Shares to be Exercised            794,955     COM
                                        =======
                                        262,307       H
                                        =======

G. Richard Wagoner, Jr.

                                                                          Exercisable
           Grant              Shares  Shares to be          Option   ---------------------
            Date              Granted  Exercised   Class   Price ($)    From     Through
           -----              ------- ------------ -----   --------- ---------- ----------
08-10-1992                     4,500      5,868     COM/1/   28.62   08-10-1993 08-11-2002
                               4,500      5,868     COM      28.62   08-10-1994 08-11-2002
01-10-1994                       845      1,101     COM      45.30   01-10-1995 01-09-2004
                                 845      1,101     COM      45.30   01-10-1996 01-09-2004
                              24,155     31,503     COM      45.30   01-10-1995 01-11-2004
                              24,155     31,499     COM      45.30   01-10-1996 01-11-2004
01-09-1995                    25,511     33,271     COM      33.17   01-09-1996 01-10-2005
                              25,511     33,268     COM      33.17   01-09-1997 01-10-2005
                              26,666     34,775     COM      33.17   01-09-1998 01-10-2005
02-05-1996                    32,377     42,226     COM      40.07   02-05-1997 02-06-2006
                              32,377     42,222     COM      40.07   02-05-1998 02-06-2006
                              33,334     43,470     COM      40.07   02-05-1999 02-06-2006
02-03-1997                       572        745     COM      44.73   02-03-1998 02-02-2007
                                 571        744     COM      44.73   02-03-1999 02-02-2007
                                 571        744     COM      44.73   02-03-2000 02-02-2007
                              32,762     42,727     COM      44.73   02-03-1998 02-04-2007
                              32,762     42,725     COM      44.73   02-03-1999 02-04-2007
                              32,762     42,725     COM      44.73   02-03-2000 02-04-2007
01-12-1998                       595        715     COM      46.59   01-12-1999 01-11-2008
                                 595        715     COM      46.59   01-12-2000 01-11-2008
                                 595        715     COM      46.59   01-12-2001 01-11-2008
                              32,739     39,353     COM      46.59   01-12-1999 01-13-2008
                              32,738     39,351     COM      46.59   01-12-2000 01-13-2008
                              32,738     39,351     COM      46.59   01-12-2001 01-13-2008
01-11-1999                       389        467     COM      71.53   01-11-2000 01-10-2009
                                 387        465     COM      71.53   01-11-2001 01-10-2009
                                 387        465     COM      71.53   01-11-2002 01-10-2009
                              57,947     69,655     COM      71.53   01-11-2000 01-12-2009
                              57,945     69,649     COM      71.53   01-11-2001 01-12-2009
                              57,945     69,649     COM      71.53   01-11-2002 01-12-2009
01-10-2000                       442        442     COM      75.50   01-10-2001 01-09-2010
                                 441        441     COM      75.50   01-10-2002 01-09-2010
                                 441        441     COM      75.50   01-10-2003 01-09-2010
                              66,226     66,226     COM      75.50   01-10-2001 01-11-2010
                              66,225     66,225     COM      75.50   01-10-2002 01-11-2010
                              66,225     66,225     COM      75.50   01-10-2003 01-11-2010

Total Shares to be Exercised            967,132     COM
                                        =======

--------
/1/$1)2/3 par value common stock
/2/Class)H common stock

              INFORMATION RELATING TO GENERAL MOTORS CORPORATION

                       EMPLOYEE STOCK INCENTIVE SCHEMES

   15. Defined terms and numerical references used in this Paragraph 15 (unless otherwise indicated) shall have application only in respect of this Paragraph 15 and shall not apply to this document generally.

   General Motors Corporation has a number of stock and option based incentive plans. The plans are primarily divided between plans that cover executives of General Motors Corporation and plans that cover other employees of General Motors Corporation (such employees are commonly referred to as classified employees; executives are considered unclassified). General Motors Corporation also offers a tax deferred (pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended) savings plan (S-SPP) pursuant to which eligible employees may contribute part of their salary and for which General Motors Corporation makes matching contributions on up to 6% of an employee's eligible salary.

                          GENERAL MOTORS INFORMATION

  General Motors Corporation Non-Employee Director Long-Term Stock Incentive
                              Plan (the "NEDSIP")

   General Motors Corporation operates NEDSIP.

   The purpose of the NEDSIP is to provide non-employee Directors of General Motors Corporation (the "Corporation") with a plan of stock ownership that will further ensure that the compensation of its Directors is closely aligned with stockholder interests and the performance of the Corporation.

   The following is a summary of the principal provisions of the NEDSIP. Participation in the NEDSIP is limited to non-employee Directors of the Corporation who are not former employees of the Corporation or any subsidiary. Eligibility is currently limited to each such non-employee Director who has attained age 56 as of the date of the annual meeting in such year (each a "Participant").

   As reported in last year's proxy statement, each non-employee Director who would be required pursuant to the General Motors Director Retirement Policy to retire in 15 years or less, was credited on January 2, 1996 with an initial grant of restricted stock units of GM $1 2/3 par value common stock ("RSUs"). The dollar value of each Participant's initial grant of RSUs was determined based on the Director's estimated life expectancy. The dollar value of each initial grant of RSUs was established in such a way that the projected value of all of the subsequent annual grants of RSUs plus an estimate return (including dividend reinvestment and appreciation of the stock price) will be equivalent in value to the present value of the retirement benefit such Director would have received under the terminated General Motors Director Retirement Plan.

   On or before December 31 of each NEDSIP year, each Participant will have the opportunity to make an irrevocable election to receive his or her annual Plan award to be granted in the subsequent year, either:

     (1) in the form of a grant of RSUs with a market value of $10,000 on the first business day of June, or

     (2) in the form of a non-qualified stock option to purchase 1,000 shares of GM $1 2/3 par value common stock upon the terms provided in Section 11 of the Plan.

   The stock options have a term of up to 10 years and 2 days from the date of award, subject to earlier termination as provided herein. A stock option does not become exercisable until one year from the date of grant. If a Participant leaves the Board before the stock option becomes exercisable, the stock option will terminate on the date that such Participant is no longer a Director.

   Subject to adjustment as set forth in the NEDSIP, the aggregate maximum number of shares upon exercise of stock options granted pursuant to the Plan will be 250,000 shares.

   The NEDSIP may at any time be amended, modified or terminated by the Board, to comport with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations promulgated thereunder. In addition, the Board may, in its sole discretion, modify the terms and conditions of the NEDSIP in response to and consistent with any changes in other applicable laws, rules or regulations. The Board also reserves the right to modify the NEDSIP from time to time, or to suspend or terminate the NEDSIP entirely, provided, however, that no modification of the NEDSIP, except for such modifications as may be required by law, rule or regulations, shall operate to annul an election already in effect for the current calendar year or any preceding calendar year.

             1997 GENERAL MOTORS STOCK INCENTIVE PLAN (the "SIP")

   Under the 1997 Stock Incentive Plan, the General Motors Corporation Executive Compensation Committee (the "Committee") may grant stock options or Restricted Compensation Units ("RSUs") at any time from June 1, 1997, through May 31, 2002.

   Amount of Grants. Subject to adjustment as set forth in the SIP, the SIP provides for a pool of 60,000,000 shares of GM $1 2/3 par value common stock and 2,500,000 shares of GM Class H common stock from which options and RSUs may be granted prior to June 1, 2002, provided, however, that the maximum number of shares which may be granted as RSUs will not exceed 7,500,000 GM $1 2/3 par value common and 1,000,000 GM Class H common shares. The SIP provides for the use of authorized but previously unissued and/or reacquired shares; however, the Corporation has committed that a maximum of 40,000,000 shares of GM $1 2/3 common stock and 1,700,000 shares of GM Class H common stock would be previously unissued shares.

   Stock Options. Within the limits previously described, the SIP permits the Committee to make stock option grants in such amounts and at such times as it may determine. The Committee currently anticipates that, as in the past, the granting of stock options will normally be made on an annual basis. The Committee may delegate to the President's Council determination of individual grants for employees who are not officers of the Corporation. Any such determination shall be subject to a maximum number of shares which shall be approved by the Committee. Subject to adjustment as set forth in the Plan, the maximum number of shares of GM $1 2/3 par value common stock, GM Class H common stock or any combination thereof that may be granted to any individual in the form of stock options in any calendar year will not exceed 1,000,000 shares.

   Eligibility. To be eligible to receive an award under the SIP, a participant must be an employee of the Corporation or a subsidiary or an individual who has been requested by the Corporation to accept employment with an entity in which the Corporation has a substantial ownership interest.

   Option Exercise and Termination Provisions. The SIP provides, in accordance with past practice, that Incentive Stock Options will be exercisable for a term ten years from the date of grant as stipulated by the Internal Revenue Code, and non-qualified options will be exercisable for a term of ten years and two days from the date of grant (to distinguish them from Incentive Stock Options). The SIP provides that, except as otherwise determined by the Committee, following termination of an employee's employment and contingent upon satisfaction of the conditions precedent described below, options held by each employee will expire not later than five years from date of termination of employment, subject to earlier termination by the terms of the option. However, if termination is due to death, the options will expire three years from the date of death, subject to earlier termination by the terms of the option. These provisions are the same as under the existing SIP (except that in case of death the current SIP provides for termination of the options one year after the date of death).

   If required by the Committee, by accepting an option grant, an employee will agree to remain employed by the Corporation for a period of six months following the exercise of any option granted under this SIP. If the employee retires or terminates employment without the consent of the Committee for any reason (other than death) within six months of the date of exercise of a stock option, the employee will be required to pay to the Corporation the amount of any gain realized as of the time of the exercise.

   Option Price. Except in connection with certain acquisitions and/or reorganizations as described in the SIP, the option price will be not less than 100% of the fair market value of the stock at the time the option is granted. Under both the current and proposed SIP, shares purchased upon exercise of an option must be paid for in full at the time of exercise. Payment upon exercise may be made in cash or, unless determined otherwise by the Committee, by delivery of previously acquired shares of the same class of the Corporation's common stock.

   Restricted Stock Unit Grants. The Committee may grant RSU awards to such individuals, at such times, and in such amounts as it may determine. It is not intended that these awards will be made on a regular basis. Subject to adjustment as set forth in the SIP, the maximum number of shares of GM $1 2/3 par value common stock, GM Class H common stock, or a combination thereof, that may be granted to any individual in the form of RSUs in any calendar year shall not exceed 250,000 shares.

           1997 GENERAL MOTORS PERFORMANCE ACHIEVEMENT PLAN ("PAP")

   Under the PAP, the Committee may grant target awards at any time from June 1, 1997 through May 31, 2002.

   Eligibility. Eligibility under the PAP is the same as under the SIP (see above). Employees may participate in the PAP only upon recommendation of the Chief Executive Officer and with the approval of the Committee, except that the Committee alone has discretion with respect to participation by officers.

   Performance Period. The performance period for an award must be at least two and not more than five years. It is anticipated that new grants will be made annually and will be for a three-year period.

   Target Awards. Employees selected to participate in the PAP will be granted target awards payable in stock and/or cash which, in general, will be determined based on each participant's level of responsibility. At higher levels of responsibility, the target award will represent a greater portion of total compensation. At the beginning of each performance period, the Committee will establish a target performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum beyond which no additional amounts will be paid. In determining the performance criteria applicable to any grant of awards, the Committee may use one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of one or more of the Corporation's common stocks, economic value added total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, hours per vehicle, vehicles per employee, net income per vehicle, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.

   Final Awards. The percentage of each target award which will become a final award will be determined by the Committee on the basis of the performance goals established and the related performance achieved, as well as the employee's individual performance during the period. Final awards may be less than or greater than 100% of the target award. The Committee may, in its discretion, elect not to pay out the full amount and may increase or decrease final awards to reflect performance if, in its judgment, events have occurred which require changes to preserve the incentive features of this PAP. The Committee may delegate to the President's Council determination of individual final awards for employees who are not officers of the Corporation. Any such determinations by the President's Council shall be subject to a maximum amount which shall be approved by the Committee. No individual shall be granted a final award in excess of $7.5 million for any PAP period.

   Form of Final Award. The PAP provides, in accordance with past practice, that final awards may relate to, and upon vesting be paid in the form of, one or more classes of General Motors common stock, in cash, or partly in stock and partly in cash, as the Committee may determine. Unlike past practice, however, the PAP provides that any stock delivered upon payment of final awards shall only be made with reacquired shares and will not be paid in the form of newly-issued shares.

   Payment of Final Awards. Each final award will be subject to a vesting schedule, as determined by the Committee. Vesting periods may vary depending on an executive's level of responsibility. At the Committee's discretion, dividend and/or interest equivalents may be paid on final awards during or at the end of the vesting period.

              GENERAL MOTORS 1998 STOCK OPTION PLAN (the "NESOP")

General Information

   The NESOP authorizes the Corporation acting through a committee chaired by the Chairman of the Corporation (the "Chairman's Meeting") within certain limits and subject to certain exceptions involving acquisitions, to grant to eligible employees of GM and its subsidiaries options to purchase GM $1 2/3 par value common stock at a price which is at least equal to the fair market value of such stock on the date of grant (the "grant price.") The Corporation may not grant any options under the NESOP after December 31, 2007.

   Maximum Number of Shares and Duration of the NESOP. Under the NESOP, the Chairman's Meeting may grant stock options on General Motors common stock through December 31, 2007. The aggregate number of shares of GM $1 2/3 par value common stock for which the Chairman's Meeting may grant options to employees under the NESOP may not exceed 50,000,000 shares.

   The Chairman's Meeting may adjust the total class of shares which the Corporation may deliver under the NESOP and the number and the option grant price of shares subject to outstanding stock options under the NESOP.

   Eligibility. The Chairman's Meeting may grant options to such employees as it may determine. The NESOP provides that the Chairman's Meeting has the power to determine whether any person is an employee for purposes of the NESOP and when, and under what circumstances, their employment is terminated for purposes of the NESOP.

   Amounts of Grants. The Chairman's Meeting may establish for any calendar year an aggregate maximum number of shares awarded as stock options for such year.

   An option grant will be based on the employee's level (or VSSM broadband) of responsibility as of December 31 of the calendar year preceding the grant.

   Stock Option Term. Stock options are granted for a term of up to 10 years and two days from the date of grant.

   Stock Option Exercise and Vesting. A stock option grant vests one year following the date of grant by the Chairman's Meeting. A stock option grant cannot be exercised until two years from the date of grant. GM has chosen Fidelity Brokerage Services, Inc. ("Fidelity") as the exclusive broker participating employees must use if they wish to exercise a stock option under the NESOP. Each option exercised must be for at least 20 shares, or if less than 20 option shares held remain unexercised, participating employees must exercise the option in full. The Chairman's Meeting can change the vesting date or the broker participating employees must use.

   To allow for year-end payroll processing, the Corporation will not usually permit options to be exercised during the month of December.

   Stock Option Grant Price. The stock option grant price generally must be no less than 100% of the fair market value of GM $1 2/3 par value common stock at the time the Chairman's Meeting grants the stock option. For this purpose, fair market value is the mean of the highest and lowest sales prices reported for the GM $1 2/3 par value common stock in The Wall Street Journal for the grant date.

   Payment of Stock Option Grant Price. Cash for Stock Exercise: Participating employees must pay the stock option grant price in full in cash (by cheque or money order). The option will be exercised the next business day after Fidelity receives the cheque or money order. When a stock option is exercised for cash, the stock received is valued at its fair market value based on the GM $1 2/3 par value common stock composite close price on the New York Stock Exchange on the date the option is exercised.

   Cashless Exercise. The Corporation may authorize the exercise of a stock option in accordance with a simultaneous exercise program which does not require the advance payment of the exercise price. When a stock option is exercised cashless, the fair market value of the GM $1 2/3 par value common stock sold is the actual sale price for the stock. Exercise requests confirmed prior to 12:00 p.m. (Eastern time) on a day when the New York Stock Exchange is open will be processed that day. Exercise requests confirmed after 12:00 p.m. (Eastern time) will be processed on the next New York Stock Exchange business day.

   At the time a stock option is exercised, the participating employee must pay any required federal, state, and/or local withholding taxes in connection with the exercise. These taxes must be paid as well as any brokerage or other transaction fees in connection with the sale of any stock involved with the exercise of a stock option.

   Prior to the exercise of a stock option, the participating employee has no rights to dividends and no other rights of a stockholder with respect to shares subject to that stock option.

   Requirements for Stock Option Exercises. If a participating employee is granted a stock option, he must satisfy certain requirements contained in the NESOP in order to exercise the stock option. These requirements must be met even if the participating employee has satisfied any required periods of active employment and have subsequently left General Motors' employment. These requirements include the following:

  . the participating employee must continue to render services to the Corporation or its subsidiaries (unless the Chairman's Meeting waives this requirement).

  . the participating employee must refrain from competitive activity and conduct that is in any way contrary to the best interests of the Corporation.

  . the participating employee must furnish reasonable information with respect to the satisfaction of the first two requirements.

   The Chairman's Meeting has the responsibility of interpreting and applying the above provisions.

   Source of General Motors Common Stock Used in NESOP. The GM $1 2/3 par value common stock to be delivered upon exercise of stock options will be shares reacquired by the Corporation, including shares it purchases in the open market.

   Restrictions on Resale. Any stock options received under the NESOP are generally nontransferable (except in the event of the death of the participating employee).

         1999 GENERAL MOTORS SAVINGS STOCK PURCHASE PROGRAM ("S-SPP")

   Eligibility. Salaried employees may be eligible to enroll in the S-SPP after completing six months of employment.

   Employee Contributions. Participating employees may elect to contribute, through payroll deductions, up to the lesser of $10,000 for 1999 or 20% of their eligible salary into the S-SPP. Subject to U.S. tax regulations their contributions may be pre-tax, after-tax or any combination of the two, as long as their total contributions do not exceed 20% of their eligible salary.

   Corporate Contributions. Currently, for every dollar participating employees contribute to their S-SPP account (up to 6% of their eligible salary), the Corporation will contribute, or in other words, "match" 70 cents (in April 2000, this "matching" component will be increased to 80 cents). Additionally, if participating employees were hired on or after January 1, 1993, and are eligible to participate in the S-SPP, the Corporation contributes an amount equal to 1% of their eligible salary whether or not they elect to participate in the S-SPP. This additional contribution called the 1% Benefit Contribution, is provided because participating employees are not eligible for Corporation contributions for post-retirement health care or Basic Life insurance.

   The Corporation does not match any contributions made by a temporary employee. Furthermore, the Corporation does not provide the 1% Benefit Contribution to a flexible service employee, or a temporary employee.

   All Corporation contributions are invested exclusively in the GM $1 2/3 Par Value Common Stock Fund and must remain in this fund during the calendar year (January through December) in which the contributions are made. This period is referred to as the "Required Retention Period".

   Investing Contributions. One half of participating employees contributions up to 6% of their eligible salary must be invested in either one or both of the GM Common Stock Funds during the Required Retention Period (the calendar year in which the contributions are made). Participating employees may elect, in 10% increments, how their contributions will be invested in the GM $1 2/3 Par Value or GM Class H Common Stock Funds.

   The other half of participating employees contributions up to 6% of their eligible salary and all contributions above 6% of eligible salary may be invested, as participating employees may elect, in 10% increments in any of the available S-SPP investment options.

   Vesting. Participating employees' contributions and any related earnings are always fully vested. Corporation matching contributions, the 1% Benefit Contribution, and any earnings thereon are fully vested upon the earlier of
(1) January 1 following the calendar year in which the contributions are made, or (2) attainment of five years of service.

   Rollovers. Once participating employees are eligible to participate in the S-SPP they may make a rollover contribution. The rollover amount may not exceed the taxable portion of cash proceeds received from any former employer's qualified savings plan.

   Exchanges. Participating employees may exchange their assets among any of the investment options offered under the S-SPP. Exchanges may be made virtually 24 hours a day, seven days a week by calling the GM/Delphi Investment Service Center. Exchanges may be made in 1% increments or whole dollar amounts. A fund exchange must consist of assets having a market value of at least $500 or, if less, all the assets in the fund.

   During the Required Retention Period, contributions that are required to be invested in the GM Common Stock Funds may be exchanged only among the GM $1 2/3 Par Value and GM Class H Common Stock Funds. The Corporation's matching contributions and the 1% Benefit Contribution required to be invested in the Common Stock Funds may not be exchanged until completion of the Required Retention Period. Upon completion of the Required Retention Period, all assets may be exchanged among any of the investment options.

   Loans. Once each calendar year participating employees may borrow from their account. Participating employees may have up to five loans outstanding at any one time. Loans may be for any reason with no credit statement required. Amounts borrowed are not subject to income tax, except in the case of a loan default. The Corporation's contributions subject to the Required Retention Period cannot be borrowed.

   The minimum amount participating employees can borrow is $1,000. The maximum amount participating employees can borrow is the lesser of (1) $50,000 less the highest outstanding loan balance in the preceding 12 months or (2) one half of the current value of their total vested assets.

   Loan repayment schedules have a minimum term of six months up to a maximum of five years. Participating employees may arrange for a 10 year loan if the money will be used to purchase or build their primary residence. There is no penalty if participating employees repay the loan earlier than scheduled. Repayment of a loan (principal and interest) is made through after-tax payroll deductions.

   Loan cheques are generally mailed within five business days after the request has been approved.

   Retired and terminated employees may borrow from their S-SPP account and must repay the loan by making monthly cash payments.

   Withdrawals. While employed by the Corporation, there are two primary types of withdrawals participating employees may take in-service and hardship.

   In-service withdrawals may be taken for any reason. This type of withdrawal may include (1) Regular Savings (after tax contributions), (2) the Corporation contributions (after completion of the Required Retention Period), (3) any rollover contributions, and (4) any earnings attributable to these sources. Additionally, if participating employees are 59 1/2 or older, in-service withdrawals may also include their Deferred Savings (pre-tax contributions) and any related earnings.

   Hardship withdrawals may be taken only for certain reasons if a participating employee is younger than 59 1/2 and he can demonstrate immediate and substantial financial need as outlined in published IRS guidelines. Hardship withdrawals include only Deferred Savings. Earnings on Deferred Savings are not available for hardship withdrawals. Before Deferred Savings may be withdrawn for hardship, participating employees must take all available loans, withdrawals, and distributions under the S-SPP and all other applicable Corporation plans. If a hardship withdrawal is taken, that participating employee will be suspended from contributing to the S-SPP and all other applicable Corporation plans for the next 12 months.

   In most instances, if a participating employee is under age 59 1/2, he will be required to pay a 10% early withdrawal penalty on the taxable amount of withdrawal. Distributions for participants who retire during or after the year in which age 55 is attained are not subject to the early withdrawal penalty. Federal income taxes will be withheld automatically at a rate of 20% on any eligible distribution that is not directly rolled over into another employer's qualification plan or IRA. Hardship withdrawals are not considered eligible rollover distributions and are not subject to 20% withholding; however, hardships will be taxed as ordinary income and may be subject to a penalty when income tax returns are filed.

   Retired and Terminated Employees. Participating employees may leave their assets in the S-SPP provided their account totals more than $5,000. Participating employees may not make new contributions. While participating employees assets remain in the Program they may exchange assets among the various investment options, take loans and partial distributions, and elect to receive monthly, quarterly, semiannual or annual installment payments.

   Upon attainment of age 65, if participating employees still have assets in the Program, they must elect to defer the distribution of their account, otherwise it will automatically be distributed to them. Participating employees will be notified in writing, of their deferral election option prior to any automatic distribution.

   Under current law, any assets remaining in participating employees S-SPP accounts after April 1 in the year following the year in which they reach age 70 1/2 will be subject to minimum required distributions.

   Canada. General Motors Corporation operates two plans similar to the S-SPP described above for General Motors Corporation employees resident in Canada. These schemes are specially tailored to satisfy the laws of Canada, and are drafted in both the English and French languages.

             1999 GENERAL MOTORS ENHANCED VARIABLE PAY (THE "EVP")

   In 1999, Enhanced Variable Pay was introduced to reward U.S. and Canadian classified employees for achieving specific performance targets.

   Eligibility. U.S. and Canadian classified employees who were working in the following organizations on December 31, 1999 are eligible to participate in the EVP program: North America Region, Corporate Staffs, and GMAC/MIC. Allison Transmission Division ("ATD") employees are also eligible, however their payout is tied to unit metrics with a different schedule of options based on a business unit weighted payout percentage. The following units have different variable and/or incentive pay programs and are excluded from EVP: GM de Mexico, Electro-Motive, OnStar, GMIMCO, Saturn and certain VSSM employees.

   Description of EVP Scheme. EVP is a variable pay opportunity provided to employees that may be delivered in the form of cash and/or stock options. Cash represents the short-term component of variable pay, i.e., it provides a more immediate reward for employee contributions to the year's performance. Stock options represent the long-term component of variable pay; they have a 10-year life, during which employees can contribute to the company's performance and potential stock price growth. Through this increase in GM's stock price and total stockholder return, employees may realize a personal financial gain from the exercise of these stock options.

                              HUGHES INFORMATION

            HUGHES ELECTRONICS CORPORATION INCENTIVE PLAN ("HECIP")

   The purposes of the HECIP are (1) to encourage employees of Hughes and its subsidiaries to contribute, both individually and in groups, to the creation of value for holders of GM Class H common stock and (2) to enable such employees to participate in the future success of Hughes through long-term accumulation of GM Class H common stock.

Administration

   The Committee has full power, authority and discretion to construe, interpret and administer the HECIP. The Committee may delegate a portion of the administration of the HECIP to the Executive Compensation Committee of the Hughes Board of Directors (the "HE-ECC"). However, the Committee may not delegate any administrative powers or responsibilities with respect to an officer of Hughes who is subject to Section 16 of the Exchange Act (a "Section 16 Officer"), unless the Committee specifically determines that it is appropriate to do so.

   Decisions of the Committee and of the HE-ECC are final, conclusive and binding upon all parties, including the Corporation, its stockholders, Hughes and its subsidiaries, and their employees. Any person who is a member of the Committee, the HE-ECC, the General Motors Audit Committee or the Hughes Audit Committee is ineligible to participate in the HECIP. However, membership on any other committee of the Corporation or Hughes Board of Directors does not itself make an employee ineligible to receive an award under the HECIP.

   The General Motors Board of Directors selects the members of the Committee from among the non-employee directors. The stockholders elect the Corporation's directors annually. In general, each director holds office until the next annual election of directors. If the stockholders do not re-elect a director at an annual meeting, then that director holds office until the stockholders elect a successor and that successor takes office. Members of the Committee may serve for undefined terms. The General Motors Board of Directors may remove a member of the Committee.

   The HECIP does not specify a particular group of employees as eligible to receive grants under the HECIP. The Committee determines which Section 16 Officers will receive grants of options, restricted stock units or other rights and the number of shares subject to those grants. Based on recommendations it receives from the Chairman and Chief Executive Officer of Hughes, the HE-ECC determines the other employees who receive grants of options, restricted stock units, or other rights and the number of shares subject to such grants.

   The HECIP is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended. Hughes pays the expenses of administering the HECIP. The only HECIP costs or expenses that participating employees may have include the payment of the stock option grant price, applicable brokerage fees and applicable taxes.

Summary of Certain Additional Information Applicable to the HECIP

   Maximum Number of Shares and Duration of the HECIP. Under the HECIP, the Committee may grant stock options, restricted stock units, and other rights on GM Class H common stock through December 31, 1998. The aggregate number of shares of GM Class H common stock for which the Committee may grant options, restricted stock units, or other rights to employees under the HECIP may not exceed 35,579,211 shares of GM Class H common stock. The Committee may not grant stock options to any individual in any calendar year covering more than 1,000,000 shares of General Motors common stocks. The Committee may not grant restricted stock units to any individual in any calendar year covering more than 250,000 shares of General Motors common stock.

   The Committee may adjust (1) the class and number of shares which General Motors may deliver under the HECIP, (2) the class, number and the option grant price of shares subject to outstanding stock options under the HECIP and (3) the class and number of shares subject to restricted stock units granted under the HECIP.

   Amount of Grants. The Committee may establish for any calendar year an aggregate maximum number of shares awarded as stock options, restricted stock units, and other rights for such year. We expect that the Committee will make stock option grants under the HECIP in amounts consistent with competitive pay practices. The Committee currently believes that it will grant stock options each year during the term of the HECIP. The Committee does not intend to grant restricted stock units on an annual basis.

   Eligibility. Participating employees are eligible for selection to receive a grant under the HECIP if they are an employee of Hughes or one of its subsidiaries. They are also eligible for selection to receive a grant if they are an employee of an entity of which Hughes is a substantial owner and have accepted employment at that entity at Hughes' request. The Committee may determine whether any person is an employee for purposes of the HECIP and when, and under what circumstances, they have terminated employment for purposes of the HECIP.

   Stock Option Terms. The Committee determines whether the stock options it grants under the HECIP are incentive stock options or non-qualified stock options and what restrictions apply to such options and restricted stock units. Incentive stock options are exercisable for a term of up to 10 years from the date of grant. Non-qualified stock options are exercisable for a term of up to 10 years and two days from the date of grant. Both types of stock options become exercisable in full or in part after one year (or such longer period as the Committee determines). At the time it grants a stock option, the Committee determines whether the options will become exercisable all at once or in installments.

   Incentive stock options are not awarded to participating employees in any calendar year in an amount which exceeds $100,000 in aggregate market value of the stock. (The dollar limit may be adjusted by the Committee.)

   Stock Option Grant Price. The stock option grant price generally must be no less than 100% of the fair market value of the GM Class H common stock at the time the Committee grants the stock option. For this purpose, fair market value is the mean of the highest and lowest sales prices reported for the GM Class H common stock in The Wall Street Journal for the grant date.

   Payment of Stock Option Grant Price. They must pay the stock option grant price in full in cash, through delivery of shares of GM Class H common stock, or a combination of such stock and cash. If participating employees wish to use shares of GM Class H common stock to pay the grant price, participating employees must have held the shares for six months if they use stock previously obtained from the exercise of a stock option. The Corporation will determine the number of shares needed to pay the grant price by valuing each share delivered at an amount equal to the mean of the GM Class H common stock's highest and lowest sales prices as reported in The Wall Street Journal for the stock option exercise date.

   At the time participating employees exercise a stock option, they must pay any required federal, state, and/or local withholding taxes in connection with the exercise. They must pay these taxes either in cash or by delivering GM Class H common stock or by directing the Corporation to withhold the appropriate number of shares from the proceeds resulting from the exercise of the stock option.

   The Corporation may authorize participating employees to exercise a stock option in accordance with a cashless exercise program.

   Prior to the exercise of an option, participating employees have no rights to dividends and no other rights of a stockholder with respect to shares under that option.

   Grant of Restricted Stock Units. The Committee may grant restricted stock units, each of which represents the potential right to receive one share of GM Class H common stock (the "corresponding share") or cash in an amount equal to the fair market value of a corresponding share. If the Committee grants to participating employees a restricted stock unit award, their right to receive shares of GM Class H common stock or cash with respect to the restricted stock units will vest according to a vesting schedule which the Committee will determine. The Committee may impose other limitations and restrictions on their award.

   Performance Vesting. The Committee may establish performance vesting criteria with respect to all or any portion of a restricted stock unit grant. In that case, their vesting will depend upon the extent to which, if at all, Hughes or a unit of Hughes where participating employees work satisfies specific goals that the Committee determined at the time of such restricted stock unit grant. If the Committee grants participating employees a restricted stock unit award that is subject to performance vesting, the Committee will establish a range of performance levels related to Hughes and/or a unit of Hughes where they work at which 100% of the award may be earned and a range (which need not be the same for all awards) under which greater and lesser percentages may be earned.

   If Hughes and/or the unit of Hughes achieve the maximum level of performance under the goal(s), then the rights of participating employees to receive stock or cash with respect to the total number of restricted stock units under the award will vest. If the performance of Hughes and/or the unit of Hughes does not meet the maximum performance level but is at least equal to the minimum level, then the rights of participating employees with respect to a proportionate number of the restricted stock units will vest and they will forfeit the remainder of the restricted stock units.

   Payment Upon Vesting of Restricted Stock Units. Upon the vesting of any portion of a particular grant of restricted stock units, participating employees become entitled to receive from General Motors a proportional number of corresponding shares of stock or cash of equivalent value. The Committee decides whether the restricted stock units are paid in stock, cash or a combination of stock and cash. The Committee will determine the proportional number of corresponding shares by multiplying the total number of corresponding shares subject to the award on the grant date by the percentage of the award which vests on the vesting date.

   Participating employees will not be required to pay any consideration, other than the rendering of services (including meeting any performance vesting criteria), in connection with the grant or vesting of restricted stock units or in connection with the delivery of any corresponding shares of stock or cash upon the vesting of such restricted stock units. The Committee may authorize current or deferred payments, or additional restricted stock unit credits to reflect dividends or other distributions on unvested restricted stock units. The Committee will withhold applicable withholding taxes on the payment of any restricted stock units to participating employees.

   Requirements for Stock Option Exercises and/or Payment of Restricted Stock Units. If the Committee grants participating employees a stock option or a restricted stock unit award, they must satisfy certain requirements in order to exercise the stock option or receive a distribution or payment under the restricted stock unit award. These requirements must be met even if they have satisfied any required periods of active employment and have subsequently left Hughes employment. These requirements include the following:

  . Participating employees must continue to render services to Hughes or its subsidiaries (unless the Committee waives this requirement).

  . Participating employees must refrain from competitive activity and conduct that is in any way contrary to the best interests of Hughes.

  . Participating employees must furnish reasonable information with respect to the satisfaction of the first two requirements.

   Source of Shares Used in HECIP. The Board of Directors, or a committee of the Board that the Board designates, will determine whether to use authorized but previously unissued shares or shares that the Corporation reacquires (including shares it purchases in the open market) for the shares it delivers to employees upon the exercise of stock options or vesting of restricted stock units. If the Corporation purchases any shares in the open market for delivery upon the exercise of stock options or pursuant to the vesting of a restricted stock unit grant, it will hold those shares in a treasury account specifically for such awards.

   Restrictions on Resale. Any stock options and/or restricted stock units that participating employees receive under the HECIP are generally nontransferable (except in the event of death).

                   HUGHES ELECTRONICS CORPORATION LONG-TERM
                          ACHIEVEMENT PLAN ("HLTAP")

   The HLTAP was introduced on December 17, 1997, for eligible employees of Hughes Electronics Corporation and its subsidiaries. The HLTAP is a restricted stock unit plan as contemplated under the HECIP. In the event of any conflict between the terms of this HLTAP and the terms of the HECIP, the terms of the HECIP shall prevail.

   Purposes. The purposes of this HLTAP are to provide: (i) employees in positions of major responsibility with incentive and reward for achieving, individually or as a group, long-term financial and strategic business goals established to deliver value to Hughes customers and shareholders; (ii) competitive returns to holders of GM Class H common stock and GM $1 2/3 par value common stock; (iii) competitive levels of compensation to employees for competitive levels of performance; and (iv) a link between shareholders of GM Class H common stock and GM $1 2/3 par value common stock and Hughes employees in positions of major responsibility.

HLTAP Administration

   A. The HE-ECC has full discretionary power and authority to construe, interpret and administer the HLTAP, and to delegate any of its power or authority to any one or more persons from time to time. Decisions of the HE-ECC are final, conclusive and binding upon all parties, including Hughes, the stockholders of the Corporation, and employees, provided, however, that the HE-ECC relies upon and is bound by the total amount of the Stock registered by the Corporation with the Securities Exchange Commission. The foregoing includes, but is not limited to, all determinations by the HE-ECC as to (i) eligibility of employees for consideration for awards, (ii) the amount of individual awards, (iii) the timing of payment of awards, (iv) whether unearned portions of prior awards are earned and paid as previously determined, (v) whether a participant has satisfied the conditions precedent to the payment of an award, (vi) whether the condition precedent of continued services be waived, and

(vii) the time of the first occurrence of any activity or act which constitutes a failure to satisfy any condition precedent. Any person who accepts any benefit hereunder thereby agrees to accept as final, conclusive and binding the determinations of the HE-ECC.

   B. The Committee makes all determinations under the HLTAP with respect to any participant who is a Section 16 Officer, unless the Committee specifically determines that it is not appropriate to do so, except that the Chairman with the approval of the HE-ECC makes the determination of the extent to which Hughes meets the Performance Targets for the applicable Performance Period as provided for by HLTAP. Notwithstanding anything in the HLTAP to the contrary contained in any other Section of this HLTAP, the Committee has the full discretionary power and authority granted to the HE-ECC under the HLTAP with respect to awards made to the designated Section 16 Officers.

   Eligible Employees. Employees eligible to participate in the HLTAP are persons whose continued employment is determined by the Chairman to be key to the achievement of long-term goals of Hughes and its Subsidiaries. During the first year of a Performance Period, the Chairman designates the employees who are to participate in the HLTAP for the Performance Period which commenced the immediately preceding January. Participation in the HLTAP is not automatic.

   Incentive Goals. During the first year of a performance period, the HE-ECC has broad discretion to determine performance s for Hughes (each a "Performance Target") for the performance period. The Performance Targets may consist of financial, operating, or other measure(s) as determined by the HE-ECC. The Chairman, with the approval of the HE-ECC, establishes weighting among the Performance Targets. Individual employee goals will not be established under the HLTAP.

Target Awards

   A. Considering the level of responsibility and contribution made by the participant to the Company, individual participant target awards ("Target award") are computed based on a percentage of the participant's Base Salary.

   B. Each employee selected to participate in the HLTAP will be granted an award payable in Stock subject to meeting the applicable requirements.

   C. With respect to an employee who is not a Section 16 Officer, the Chairman, in his sole discretion, determines the ratio of GM Class H common stock and GM $1 2/3 par value common stock in each Target award. With respect to an employee who is a Section 16 Officer, the GM-ECC, in its sole discretion, determines the ratio of GM Class H common stock and GM $1 2/3 par value common stock in each Target award. The number of shares of each class of Stock to be awarded is determined by dividing that portion of the total value of the Target award relating to the applicable class of Stock by the average of the closing prices of such stock as reported in The Wall Street Journal for each trading day in the month immediately preceding the date the HE-ECC approves the Target award, rounded up to the next whole share.

   D. During the Performance Period and at all times prior to the distribution of the award to the employee, the Corporation retains all rights incident to the Stock.

Performance And Allocation Of The Fund

   A. Prior to the end of the first calendar quarter of the first year following the Performance Period, the Chairman, with the approval of the HE-ECC, will determine the extent to which Hughes met the Performance Targets for the Performance Period. Awards will be based on the level of Hughes' achievement of the Performance Targets during the Performance Period. If an employee's individual performance does not meet

Hughes' expectations, the employee will not be eligible for all or a portion of the award as determined by the Chairman in his sole discretion.

   B. The percentage of the award earned in relation to the level of performance will be:

       Hughes Financial                Relative Total                    Percent of
         Performance                 Shareholder Return                 Award Earned
       ----------------             ---------------------               ------------
   25% or more above Target         90th percentile                         175%
   Target                           75th percentile                         100%
   80% of Target                    50th percentile                          40%
   Less than 80% of Target          Below 50th percentile                     0%

   C. The maximum amount earned cannot exceed one hundred and seventy-five percent (175%) of the Target award. An award will not be earned if the level of performance achieved is less than eighty percent (80%) of the Performance Target. Notwithstanding the foregoing, these amounts may be adjusted from time to time as determined by the HE-ECC. The actual percentage of the Target award earned which corresponds to the level of performance achieved will be determined by adjusting the above percentages on a straight line basis up or down from the Performance Target of 100% within the above ranges. The number of shares of any class of stock comprising the actual award will be rounded up to the next higher whole share.

   D. The HE-ECC may elect not to approve the payout of the full amount of the award, or may elect to approve an increase in the amount of the award, if, in its judgment, events have occurred which have altered the basis on which the Performance Targets were established.

Payment Of Awards

   A. No distribution of an award will be made to an employee if his employment with Hughes is terminated for any reason whatsoever (with or without the approval of Hughes) within the first twelve months of their participation. Each award will be distributed as additional compensation to the participant as soon as administratively feasible after the relevant determination is made, subject to any applicable conditions precedent.

   B. Notwithstanding anything to the contrary, the payment of each award is subject to the satisfaction by the participant of the conditions precedent that the participant: (i) continue to render services as an employee (unless waived), (ii) refrain from engaging in any activity which, in the opinion of the Chairman, is competitive with any activity of the Corporation, Hughes or any of their respective subsidiaries, (iii) refrain from otherwise acting, either prior to or after termination of employment, in any manner which is in any way contrary to the best interests of the Corporation, Hughes, or any of their respective subsidiaries, and (iv) furnish to the Chairman such information with respect to the satisfaction of the foregoing conditions precedent as the Chairman reasonably requests. If the participant has failed to satisfy any of the foregoing conditions precedent, all awards granted under the HLTAP to such participant are immediately canceled and forfeited, and the participant is entitled to receive any consideration in respect to such cancellation and forfeiture.

   C. The requirement that a participant continue to render services as an employee is automatically waived with respect to any award under the HLTAP if the employee's employment is terminated with the approval of the Chairman, or by reason of death, layoff, disability or retirement, provided such termination of employment was not within the first twelve months of the performance period. Where the requirement for continuous services is waived as a result of any such termination, payment of the award shall continue to be subject to the satisfaction of other applicable conditions precedent. Any such award is reduced to reflect the actual number of full months worked during the Performance Period. The reduced award for such employee is calculated by multiplying the award by a fraction, the numerator of which is the number of full months actually worked during the Performance Period and the denominator of which is 36. An unpaid leave of absence of greater than 30 days determined in accordance with established procedures are not deemed to be a termination of employment. The employee's award, however, will be adjusted in accordance with the above formula.

   D. Awards will be generally forfeited upon any termination of employment occurring prior to the distribution of the award without the prior approval of the Chairman. An employee who terminates his employment after obtaining such approval will receive his prorata share of any award.

   E. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure of the Corporation affecting the stock, such adjustment will be made in the class and the aggregate number of shares of stock or other property which may be delivered under the HLTAP (provided the number of shares of any class after the adjustment is always to be a whole number), as may be determined to be appropriate by the HE-ECC.

   F. Awards under the HLTAP may not be assigned, alienated, transferred, pledged or otherwise encumbered.

   G. An eligible participant in the Hughes Electronics Corporation Executive Deferred Compensation HLTAP effective September 1, 1998 (the "Deferred Compensation HLTAP") may elect to defer receipt of a portion or the total amount of an award hereunder in accordance with the terms of the Deferred Compensation HLTAP. Payment of any award that has been timely deferred will be governed by the participant's election under and pursuant to the terms of the Deferred Compensation HLTAP.

   HLTAP Expenses. The costs of administering the HLTAP are borne as expenses of Hughes and not charged to the awards.

   Source Of Stock. The shares representing the GM Class H common stock portion of the award to be delivered to participants pursuant to the terms of the HLTAP are delivered by Hughes through the HECIP; and the shares representing the GM $1 2/3 par value common stock portion of the award are delivered by Hughes through the PAP.

                  GMAC GROUP, INC 1998 SAVINGS INCENTIVE PLAN
                               (THE "GMAC SIP")

   Under the GMAC SIP, employees of General Motors Acceptance Corporation and its related companies are eligible to participate in a cash and stock based savings scheme under which each eligible employee's employer matches, up to certain limits, that eligible employee's contribution into the scheme's group trust fund. Eligible employees may elect for any of their entitlement under the scheme's group trust fund to be applied to purchase GM $1 2/3 par value common stock.

   16. Except where otherwise set out in this document, there have been no significant changes relating to the general trend of General Motors Corporation's production, sales, stocks or state of its order book, or with respect to its costs or selling prices since the publication of its accounts for the year ending December 31, 1999.

   17. General Motors Corporation holds treasury stock made up of both GM $1 2/3 par value common stock and GM Class H common stock. General Motors Corporation holds as of December 31, 1999:

  (a) 139,198,164 shares of GM $1 2/3 par value common stock, which have an aggregate book value of $9,070,981,214; and

  (b) 27,240,363 shares of GM Class H common stock: these shares have been in treasury several years, and it is not possible to ascertain their exact book value, although it is estimated that the aggregate book value of the GM Class H common stock held does not exceed $1,000,000,000.

   18. General Motors Corporation is confident of its financial and trading prospects for the current financial year.

   19. Each share of GM Class H common stock issued pursuant to the offer in exchange for GM $1 2/3 par value common stock is issued at an issue premium per share equal to the value of the shares of GM $1 2/3 par value common stock tendered in exchange for that share of GM Class H common stock less 10 cents.

   20. The exchange offer is not made to the general public but to holders of GM $1 2/3 par value common stock only.

   21. Copies of the consolidated annual accounts of General Motors Corporation and its subsidiary undertakings for each of the preceding two financial years will be made available for inspection during normal business hours on any weekday (but not any Saturday or public holiday) at the offices of Cleary, Gottlieb, Steen & Hamilton at City Place House, 55 Basinghall Street, London EC2V 5EH for a period starting on the date of this document and ending on the date on which the exchange offer period expires.